Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES FIRST QUARTER OF 2017 RESULTS

- Net Revenues Increase 23.8% in the Quarter, Reflecting the Successful Acquisition of
Bronco Billy's in May 2016 and Growth at Silver Slipper

- Construction Continues on Company's Growth Projects;
Projects Scheduled for Completion Beginning With June 2017

Las Vegas – May 10, 2017 – Full House Resorts, Inc. (NASDAQ: FLL) today announced results for the first quarter March 31, 2017.

On a consolidated basis, net revenues in the first quarter of 2017 increased 23.8% to $39.6 million, up from $32.0 million in the prior-year period. Net loss for the first quarter of 2017 was $0.6 million, or a loss of $0.03 per diluted common share, compared to a net loss of $0.3 million, or a loss of $0.02 per diluted common share, in the prior-year period. Adjusted EBITDA(a) in the 2017 first quarter rose 28.8% to $4.6 million from $3.6 million in the first quarter of 2016. The first quarter of 2017 included $0.8 million of Adjusted EBITDA from the successful acquisition of Bronco Billy's Casino and Hotel in May 2016. Due in part to its significant depreciation and amortization expense, the Company generally has positive cash flow from operations despite net losses.

"We had a solid first quarter, with strong operating results in March offsetting the effects of significant snowfall at several of our properties in January and early February," said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. "Once again, the Silver Slipper's operating results were particularly strong, with net revenues growing more than 12% and Adjusted Property EBITDA increasing nearly 15%.

"At our other properties," continued Mr. Lee, "we are nearing completion of several projects that we believe will lead to continued growth for our Company. Several of these projects should be complete in the next few months and include a new RV park at Rising Star, a beach club and swimming pool at the Silver Slipper, a thorough renovation of the Grand Lodge Casino, and the completion of site improvements to Stockman's Casino. We are also proceeding with our growth efforts beyond these projects, including the introduction of a ferry boat for improved access to Rising Star from areas around Cincinnati's principal airport, pavilion and casino improvements at Rising Star, and design work for a future hotel at Bronco Billy's. Just as our Company showed significant growth in 2015 and 2016, we expect that the coming years will continue to benefit from our focus on prudent growth."

First Quarter 2017 Highlights and Subsequent Events

•
Net revenues at the Silver Slipper Casino and Hotel rose 12.2% in the first quarter of 2017 to $16.7 million from $14.8 million in the prior-year quarter. Adjusted Property EBITDA increased 14.7% to $3.1 million in the first quarter of 2017, up from $2.7 million in the prior-year period. Hotel occupancy for the first quarter of 2017 improved to 89% from 85% in the 2016 period. The Company continues to analyze ways to improve its midweek business in both the hotel and the casino. Among those efforts, the Company expects to open a new pool and beach club within the next few weeks, as well as a new oyster bar in the casino later in 2017. We are also refurbishing a large sign at a key intersection leading to the Silver Slipper, including the addition of two large state-of-the-art readerboards.

•
At the Rising Star Casino Resort, net revenues were flat for the first quarter at $12.2 million. Adjusted Property EBITDA was also similar for both the first quarter of 2017 and 2016 at $1.3 million. The Company is nearing completion of a 56-space RV park at the property, with a public opening for the $1.5 million growth project slated for June. RV parks are common at casinos in other regions and the Recreation Vehicle Industry Association estimates that more than 60% of all recreation vehicles are made in Indiana. Despite this, the RV Park at Rising Star will be the first at a casino in the market.

•	Bronco Billy's Casino and Hotel, acquired on May 13, 2016, had net revenues of $5.9 million and Adjusted Property EBITDA of $0.8 million for the first quarter of 2017.

•
The Northern Nevada segment consists of the Grand Lodge and Stockman’s casinos. Adverse weather conditions affected visitation to both of the Company's Northern Nevada properties. Additionally, Grand Lodge Casino was affected by significant renovation work, with such construction work slated for completion in June 2017. Combined, Northern Nevada net revenues were $4.9 million for both the 2017 and 2016 first quarters. Adjusted Property EBITDA for the Northern Nevada segment of $0.6 million in the first quarter of 2017 compares to $0.8 million in the 2016 period.

•
The Company has been working with its landlord, the Hyatt organization, and the award-winning design firm TAL Studios on a $5.0 million renovation of the Grand Lodge Casino, $1.5 million of which will be funded by Full House Resorts. The renovation, which is currently in progress, is occurring in phases without closure of the casino. As mentioned above, we expect to complete the renovation in June 2017.

•
In September 2016, the Company began construction work for the $1.5 million redesign of the entrances and parking improvements at Stockman's Casino. In late 2016, we completed the new parking lot and installed a new digital marquee at the property. We expect to complete the property's new porte cochère and landscaping in mid-2017. Construction of new administrative offices, which will now connect directly to the casino, is slated for later this year.

•
The Company incurred approximately $0.1 million of project development and acquisition expenses during the first quarter of 2017. This amount primarily consists of costs related to the Company's development efforts in Terre Haute, Indiana. On February 16, 2017, the Public Policy Committee of the Indiana State Senate voted 5-5 on a bill that would have authorized such a casino. The bill required a majority vote to move to the Senate floor. The Company continues to explore ways to utilize its unused, permitted gaming capacity in Terre Haute or elsewhere in Indiana, which we believe would provide significant jobs and tax revenues to the state and a growth opportunity to the Company's shareholders and employees.

Liquidity and Capital Resources
As of March 31, 2017, the Company had $25.4 million in cash and $97.8 million in outstanding first- and second-lien debt. Of the Company’s $2.0 million revolving credit facility, none was drawn at March 31, 2017. Net debt as of March 31, 2017 was $72.4 million. The balance sheet reflects the closing of the Company's rights offering in November 2016 in advance of growth projects that are currently under construction, as well as funds generated from operations.

Net cash provided by operating activities was an estimated $1.5 million in the first quarter of 2017. Capital expenditures for the first quarter of 2017 was an estimated $2.5 million.

Conference Call Information
The Company will host a conference call for investors today, May 10, 2017, at 4:30 p.m. ET (1:30 p.m. PT) to discuss its 2017 first quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (888) 318-7470 or, for international callers, (719) 325-2383.

A replay of the conference call will be available shortly after the conclusion of the call through May 24, 2017. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (844) 512-2921 or, for international callers, (412) 317-6671 and using the passcode 2805817.

Forward-looking Statements
This press release contains statements by Full House and its officers that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding our operating trends and expected results of operations, our construction budgets and time lines, our pursuit of the Terre Haute proposal and other opportunities in Indiana, and disruption expectations. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, the failure to obtain and/or maintain regulatory approvals (including in Colorado, Indiana, Nevada and Mississippi), the increase in Full House's indebtedness due to the acquisition of Bronco Billy’s, dependence on existing management, competition, uncertainties over the development and success of our acquisition and expansion projects, effectiveness of expense and operating efficiencies, general macroeconomic conditions, and regulatory and business conditions in the gaming industry (including competition from new casinos in Ohio, the potential allowance of live table games at Indiana’s racinos, or the possible authorization or expansion of gaming in nearby states). Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

(a) Reconciliation of Non-GAAP Financial Measures
We define “Adjusted EBITDA” as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, pre-opening expenses, project development and acquisition costs, and non-cash share-based compensation expense. “Adjusted Property EBITDA” is Adjusted EBITDA before corporate-related costs and expenses which are not allocated to each property. "Adjusted Property EBITDA margin" is Adjusted Property EBITDA divided by net revenues for such property. Although Adjusted EBITDA, Adjusted Property EBITDA and Adjusted Property EBITDA margin are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), we believe these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity. We utilize Adjusted EBITDA, Adjusted Property EBITDA and Adjusted Property EBITDA margin internally to focus management on year-over-year changes in our core operating performance, which we consider our ordinary, ongoing and customary operations and which we believe is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations. A version of Adjusted EBITDA (as defined in our credit agreements) is also used to determine compliance with certain covenants and the appropriate interest rate under such agreements.

In addition, because Adjusted EBITDA and Adjusted Property EBITDA are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of Adjusted EBITDA and Adjusted Property EBITDA is presented below. However, you should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted Property EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA and Adjusted Property EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)
	Three Months Ended March 31,
	2017	2016
Revenues
Casino	$35,906	$29,130
Food and beverage	7,898	6,229
Hotel	2,079	1,965
Other operations	774	739
Gross revenues	46,657	38,063
Less promotional allowances	(7,037)	(6,056)
Net revenues	39,620	32,007
Operating costs and expenses
Casino	18,580	14,685
Food and beverage	2,973	1,966
Hotel	202	202
Other operations	280	303
Selling, general and administrative	13,084	11,340
Project development and acquisition costs	131	287
Depreciation and amortization	2,097	1,693
Loss on disposal of assets, net	13	—
	37,360	30,476
Operating income	2,260	1,531
Other expense
Interest expense	(2,678)	(1,762)
	(2,678)	(1,762)
Loss before income taxes	(418)	(231)
Provision for income taxes	184	99
Net loss	$(602)	$(330)
Basic and diluted loss per share	$(0.03)	$(0.02)
Basic and diluted weighted average number of common shares outstanding	22,865	19,640

Full House Resorts, Inc.
Supplemental Information
Segment Revenues and Adjusted EBITDA and
Reconciliation of Adjusted EBITDA to Operating Income and Net Loss
(In Thousands, Unaudited)

	Three months ended
	March 31,
	2017	2016
Net Revenues
Silver Slipper Casino and Hotel	$16,658	$14,845
Rising Star Casino Resort	12,205	12,246
Bronco Billy's Casino and Hotel	5,861	—
Northern Nevada Casinos	4,896	4,916
	$39,620	$32,007

Adjusted EBITDA
Silver Slipper Casino and Hotel	$3,052	$2,661
Rising Star Casino Resort	1,319	1,301
Bronco Billy's Casino and Hotel	846	—
Northern Nevada Casinos	552	767
Corporate	(1,175)	(1,161)
	$4,594	$3,568

Depreciation and amortization	(2,097)	(1,693)
Loss on disposal of assets, net	(13)	—
Project development and acquisition costs	(131)	(287)
Stock compensation	(93)	(57)
Operating income	2,260	1,531
Other expense
Interest expense	(2,678)	(1,762)
	(2,678)	(1,762)
Loss before income taxes	(418)	(231)
Provision for income taxes	184	99
Net loss	$(602)	$(330)

About Full House Resorts, Inc.
Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy's Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization. Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Contact:
Lewis Fanger, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com